UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Waterman, C. Dana III
   506 Riverview Terrace
   Bettendorf, IA  52722
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/30/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Secretary
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |400                |D     |                           |
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Common Stock                 |      |    |                  |   |           |4                  |I     |*                          |
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Class B Common Stock         |      |    |                  |   |           |1,062              |D     |                           |
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Class B Common Stock         |      |    |                  |   |           |806                |I     |*                          |
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Class B Common Stock         |      |    |                  |   |           |802                |I     |**                         |
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Class B Common Stock         |12/27/|G 4(|454               |A  |           |454                |I     |***                        |
                             |96    |i)  |                  |   |           |                   |      |                           |
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Class B Common Stock         |12/31/|G   |454               |D  |           |0                  |I     |***                        |
                             |97    |    |                  |   |           |                   |      |                           |
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Class B Common Stock         |12/31/|G   |348               |A  |           |348                |I     |***                        |
                             |97    |    |                  |   |           |                   |      |                           |
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Class B Common Stock         |9/2/98|G   |348               |D  |           |0                  |I     |***                        |
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Class B Common Stock         |9/2/98|G   |348               |A  |           |1048               |I     |By Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
  * The reporting person is co-trustee of trust for benefit of son.
 ** The reporting person is co-trustee of trust for benefit of daughter.
*** The reporting person is co-trustee of trust for benefit of son, who is neither a dependent nor resides in the reporting person's
household.
(i) The reporting person is co-trustee of trust for benefit of son, whose trust received 454 shares as a gift on

12/27/96.
SIGNATURE OF REPORTING PERSON
/s/ C.D. Waterman III